Exhibit 99.1

Constellation Brands Reports Record Net Sales, EPS for Fiscal 2007

- Fiscal 2007 net sales up 13% to $5.2 billion; organic net sales up 8%

- Reported diluted EPS $1.38, up one percent over fiscal 2006

- Comparable basis diluted EPS up 6% to $1.68

- Company updates fiscal 2008 guidance

          FAIRPORT, N.Y., April 5 /PRNewswire-FirstCall/ -- Constellation Brands, Inc. (NYSE: STZ; ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported record net sales of $5.2 billion for the fiscal year ended Feb. 28, 2007 (“fiscal 2007”).  Net sales were up 13 percent over prior year, primarily due to the June 5, 2006, acquisition of Vincor International Inc. (“Vincor”), and from growth in the base business.

          “While we had a solid year of organic net sales growth, our earnings performance was somewhat challenged by competitive conditions in the U.K. market.  However, the Constellation Brands business remains fundamentally sound and we were able to achieve several long-term strategic goals throughout the year, including the acquisition and integration of Vincor, formation of the Crown Imports beer joint venture, initiation of the SVEDKA Vodka acquisition and refining the organizational and operational structure of our wine business,” said Richard Sands, Constellation Brands chairman and chief executive officer.  “To address the weakness experienced in the U.K., we are setting in motion initiatives to grow our business there in under-developed routes-to-market and channels while expanding our presence in other European markets.  We are also taking steps to maximize operating efficiencies and achieve increased profitability in the U.K.  We always take a long-term view and we are confident in our ability to capture growth opportunities and create value over the long term.”

          Fiscal 2007 Financial Highlights*
          (in millions, except per share data)

	Reported	Change		Comparable	Change

Operating income	$699	5%		$843	11%
Equity in earnings of equity method investees**	$50			$53
Earnings before interest and taxes				$895	16%
Operating margin	13.4%	-110	bps	16.2%	-30	bps
EBIT margin				17.2%	+50	bps
Net income	$332	2%		$403	6%
Diluted EPS	$1.38	1%		$1.68	6%

          Fiscal 2007 Net Sales Highlights*
          (in millions)

	Reported			Organic

	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change

Consolidated	$5,216	13%	12%	$4,811	8%	6%
Branded Business	$4,129	14%	13%	$3,749	7%	7%
Branded Wine	$2,756	22%	21%	$2,376	5%	4%
Imported Beers	$1,044	0%	0%	$1,044	15%	15%
Spirits	$329	1%	1%	$329	1%	1%
Wholesale/other	$1,088	12%	7%	$1,062	9%	4%

*	Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**	Hereafter referred to as “equity investment earnings.”

          Fiscal 2007 Net Sales Commentary

          Reported consolidated net sales growth of 13 percent reflects the benefits of the Vincor acquisition and solid organic growth of six percent on a constant currency basis, partially offset by the impact of reporting the Crown Imports joint venture under the equity method beginning Jan. 2, 2007.  As a result of the formation of the joint venture, fiscal 2007 included 10 months of imported beers net sales versus 12 months for fiscal 2006.

          Branded wine net sales growth reflects the addition of Vincor and a four percent increase in branded wine organic net sales on a constant currency basis.  Strong organic growth of branded wine for North America was somewhat offset by a decrease for Europe.

          Net sales of branded wine for North America increased 27 percent due to the Vincor acquisition and eight percent growth in the base business.  “The U.S. and Canadian wine markets remain vibrant as we continue to see strong consumer trends for trading up to higher margin premium and high-end brands,” stated Sands.

          Constellation Wines U.S. efforts to reduce distributor inventory levels, and increase supply chain efficiencies, are progressing as planned and the company anticipates it will complete most of this initiative in the first half of fiscal 2008.

          Branded wine net sales for Australia/New Zealand increased eight percent (10 percent on a constant currency basis), due to the Vincor acquisition and a flat base business (one percent increase on a constant currency basis).

          Net sales of branded wine for Europe increased 11 percent (six percent on a constant currency basis) reflecting the addition of Vincor and a decrease of one percent in the base business (six percent decrease on a constant currency basis).  The decrease in Europe was primarily for the U.K., reflecting the impact of the large retailers benefiting from a highly competitive environment, particularly given the availability of low-cost bulk Australian wine.  The combination of these factors resulted in pricing pressures and made it difficult to recover additional costs including the annual U.K. duty increase.

          There are indications that the Australian bulk wine market is firming.  Ongoing drought and late spring frost in Australia could reduce the wine grape harvest by approximately 25 to 30 percent in 2007, based on company and certain industry estimates, versus the 2006 grape crush.  The effects of ongoing drought conditions are also expected to reduce the size of the 2008 harvest.

          However, the company believes the competitive situation in the U.K. is unlikely to improve in the near term.  Constellation continues to focus on increasing its operating efficiencies and improving product mix.  In addition, the company also plans to increase marketing support behind higher margin offerings in the U.K. in fiscal 2008.

          Organic net sales for wholesale and other increased four percent on a constant currency basis, primarily from growth in the company’s U.K. wholesale business.

          Crown Imports LLC (“Crown Imports”), the joint venture formed by Constellation Brands and Grupo Modelo to import and market beer in the U.S., commenced operations on Jan. 2, 2007.  Imported beers net sales were even with the prior year primarily resulting from Constellation Brands reporting Crown Imports under the equity method.

          “Formation of Crown Imports is an exciting development for the Grupo Modelo Mexican beer brands, which include Corona Extra, Corona Light, Pacifico, Negra Modelo and Modelo Especial,” said Sands.  “This unrivaled Mexican beer portfolio is now being imported and marketed nationwide in the U.S. by a single enterprise for the first time since the brands were imported in 1978.  The portfolio had robust growth in the past, and with a single organization focused on these brands we believe the growth prospects will both continue and potentially be accentuated.”

          The 15 percent increase in organic imported beers net sales was primarily due to volume growth for the Mexican beer portfolio.

          “In addition to the Mexican portfolio performing well in fiscal 2007, St. Pauli Girl and Tsingtao experienced growth and we believe these important brands will benefit from being part of Crown Imports,” stated Sands.

          Total spirits net sales increased one percent for fiscal 2007.  Investments behind the company’s premium spirits brands helped drive a four percent increase in branded spirits, while contract production services decreased nine percent.

          “Like wine, spirits trends continue to show consumers trading up to premium brands,” explained Sands.  “Because data points to the continuation of this trend, Constellation remains committed to increasing its participation in premium spirits.  We’ve been moving in that direction with the addition of Effen Vodka, Meukow Cognac, Cocktails by Jenn and creation of Ridgemont Reserve 1792 bourbon.  The acquisition of SVEDKA Vodka, with its 60 percent growth rate in 2006 to more than one million cases, provides scale and a marketing platform from which we look to leverage additional long-term premium spirits portfolio brand growth.”

          Fiscal 2007 Operating Income, Net Income, Diluted EPS Commentary

          The company recognized $16.5 million of stock-based compensation expense (“stock compensation expense”) for fiscal 2007 primarily related to the company’s March 1, 2006, adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”).  The recognition of stock compensation expense reduced operating income growth by approximately two percentage points on a reported and comparable basis.  The company also recorded $3.6 million for transaction-related costs and its share of start-up expenses associated with building out the infrastructure in the eastern U.S. for Crown Imports.  Operating income growth from the Vincor acquisition and base business was somewhat offset by the impact of reporting Crown Imports under the equity method.

          Wines segment operating margin remained even with the prior year.  This reflects synergies and mix improvement from the Vincor acquisition.  The benefit of these factors was offset by the impact of competitive U.K. market conditions that have made it difficult for the company to pass along the annual duty increase and the effect of lower U.K. sales on fixed cost absorption, as well as stock compensation expense.  Beers segment operating margin declined 110 basis points, primarily due to higher transportation costs, start-up expenses for Crown Imports and stock compensation expense.  Increased material costs and stock compensation expense resulted in spirits margins decreasing 270 basis points.

          Interest expense increased 42 percent to $268.7 million for fiscal 2007, primarily due to the financing of the Vincor acquisition and higher average interest rates.  The growth in equity investment earnings was primarily due to the start-up of Crown Imports in January 2007.  The reported effective tax rate for fiscal 2007 was 38.0 percent compared with 31.8 percent for fiscal 2006.  The comparable basis effective tax rate was 35.6 percent for fiscal 2007 versus 34.6 percent for fiscal 2006.

          Fourth Quarter Fiscal 2007 Financial Highlights*
          (in millions, except per share data)

	Reported	Change		Comparable	Change

Operating income	$139	6%		$161	-1%
Equity in earnings of equity method investees**	$39			$39
Earnings before interest and taxes				$201	23%
Operating margin	12.2%	-30	bps	14.1%	-140	bps
EBIT margin				17.6%	+210	bps
Net income	$70	21%		$85	-2%
Diluted EPS	$0.29	21%		$0.35	-3%

          Fourth Quarter Fiscal 2007 Net Sales Highlights*
          (in millions)

	Reported			Organic

	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change

Consolidated	$1,142	9%	5%	$1,017	12%	7%
Branded Business	$869	6%	4%	$751	10%	8%
Branded Wine	$706	31%	28%	$588	9%	7%
Imported Beers	$90	-56%	-56%	$90	31%	31%
Spirits	$73	-3%	-3%	$73	-3%	-3%
Wholesale/other	$273	20%	7%	$266	16%	4%

*	Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.

          Fourth Quarter Fiscal 2007 Net Sales Commentary

          Branded wine net sales growth reflects the addition of Vincor and a seven percent increase in branded wine organic net sales on a constant currency basis.

          Net sales of branded wine for North America increased 31 percent due to the Vincor acquisition and seven percent growth in the base business.  Branded wine net sales for Australia/New Zealand increased 22 percent (18 percent on a constant currency basis), primarily due to Vincor and a six percent increase in the base business (three percent on a constant currency basis).

          Net sales of branded wine for Europe increased 38 percent (25 percent on a constant currency basis) reflecting the addition of Vincor and an increase of 20 percent in the base business (seven percent on a constant currency basis).  The increase in base business for Europe was primarily due to higher net sales of popular priced wine in mainland Europe.  In addition, increased volume for the U.K. was more than offset by the impact of lower net selling prices due to the challenging competitive market environment.

          Organic net sales for wholesale and other increased four percent on a constant currency basis, primarily from growth for the company’s U.K. wholesale business.

          Imported beers net sales decreased 56 percent as the company began reporting Crown Imports under the equity method of accounting in January 2007.  As a result, fourth quarter fiscal 2007 included one month of imported beers net sales versus three months in the prior year quarter.

          Total spirits net sales decreased three percent for the fourth quarter of fiscal 2007, reflecting a two percent decrease in branded spirits, while contract production services decreased six percent.

          Fourth Quarter Fiscal 2007 Operating Income, Net Income, Diluted EPS Commentary

          For the fourth quarter of fiscal 2007, operating income was impacted from reporting Crown Imports under the equity method.  For the quarter, the company recorded $1.1 million of costs primarily for its share of start-up and transition expenses related to Crown Imports.  The company recognized $4.3 million of stock-based compensation expense for the quarter, including $1.8 million for accelerated vesting of stock options for certain employees who moved to Crown Imports.

          Wines segment operating margin decreased 60 basis points, primarily reflecting the impact of the competitive U.K. market conditions, while higher material costs resulted in spirits margins decreasing 210 basis points.

          Interest expense increased 57 percent to $74.4 million for the fourth quarter of fiscal 2007 primarily due to the financing of the Vincor acquisition.  The start-up of Crown Imports drove the increase in equity investment earnings.  The reported effective tax rate for the fourth quarter of fiscal 2007 was 32.3 percent compared with 25.9 percent for the fourth quarter of fiscal 2006.  The comparable basis effective tax rate was 32.9 percent for fourth quarter of fiscal 2007 versus 24.8 percent for the prior year period.

Summary

          “While the U.K. and Australia challenges we faced in fiscal 2007 impacted  our overall results, our branded wine business turned in a solid performance in the U.S. and Canada, as did our imported beers, spirits and wholesale businesses,” said Sands.  There were many good things that transpired in fiscal 2007, and we remain committed to achieving our long-term growth goals and increasing shareholder value.  We’re focused on where we need to go as a company, and believe we have the resources to reach our destination and navigate our way through the challenges we may encounter,” concluded Sands.

Outlook

          The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2008 compared to fiscal year 2007 actual results, both on a reported basis and a comparable basis.

          With respect to the table, reconciliations of reported information to comparable information are included in this news release.

          Constellation Brands Fiscal Year 2008
          Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis

	FY08 Estimate	FY07 Actual	FY08 Estimate	FY07 Actual

Fiscal Year Ending Feb. 29 Or Feb. 28	$1.21 - $1.31	$ 1.38	$1.30 - $1.40	$ 1.68

          Full-year fiscal 2008 guidance includes the following assumptions, which exclude any impact from the previously announced $500 million share repurchase program:

--

Net sales: Low single-digit growth in organic net sales and low single- digit incremental benefit from the acquisitions of Vincor and SVEDKA. As a result of these increases, and the impact of reporting Crown Imports under the equity method, reported net sales are expected to decrease 13 - 15 percent.

--	Interest expense: approximately $310 - $320 million
--	Stock compensation expense: approximately $30 million
--	Tax rate: approximately 38 percent
--	Weighted average diluted shares outstanding: approximately 241 million
--	Free cash flow: $170 - $190 million

          Conference Call

          A conference call to discuss fiscal 2007 results and outlook for fiscal 2008 will be hosted by Chairman and Chief Executive Officer Richard Sands, President and Chief Operating Officer Rob Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, April 5, 2007 at 10:00 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

          Explanations

          Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted earnings per share are as reported under generally accepted accounting principles.  Operating income, equity in earnings of equity method investees, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring and related charges and unusual items.  The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

          The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

          Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

          About Constellation Brands

          Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines.  Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers.  For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

          Forward-Looking Statements

          The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

          During the current quarter, Constellation may reiterate the estimates set forth above under the heading Outlook and elsewhere in this news release (collectively, the “Projections”).  Prior to the start of the company’s quiet period, which will begin at the close of business on May 17, 2007, the public can continue to rely on the Projections as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

          Commencing at the close of business on May 17, 2007, Constellation will observe a “quiet period” during which the Projections should not be considered to constitute the company’s expectations.  During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

          The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2008, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2008, should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this news release are also subject to the following risks and uncertainties: factors relating to Constellation’s ability to integrate Vincor’s business, and the SVEDKA Vodka business, successfully and realize expected synergies associated with the Vincor acquisition; the continued strength of Vincor’s relationships, and relationships of the SVEDKA Vodka business, with their respective employees, suppliers and customers; the accuracy of the bases for forecasts relating to Vincor’s business and the SVEDKA Vodka business; final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the Vincor acquisition and in the SVEDKA Vodka business acquisition; the company’s restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the Vincor integration plan (announced in July 2006) and the company’s restructuring and related charges associated with the Fiscal 2007 Wine Plan (announced in August 2006) and its global wine restructuring plan announced in February 2006 may vary materially from management’s current estimates of these charges, costs and adjustments due to variations in one or more of anticipated headcount reductions, contract terminations, or costs of implementation of these plans; the company achieving all of the expected cost savings from its Fiscal 2007 Wine Plan, from its Vincor integration plan and from its global wine restructuring plan due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation; the company may realize lower than expected proceeds from sale of assets identified for sale under the Fiscal 2007 Wine Plan and consequently incurs a greater than expected loss on the sale of such assets; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; governmental bodies may increase tax rates; proportionately, the company’s taxable income may be higher than expected in jurisdictions with higher tax rates; and changes in interest rates and foreign currency exchange rates.  In addition, on Jan. 2, 2007, the company formed a joint venture with Grupo Modelo for the purpose of importing and marketing Modelo’s Mexican beer portfolio into the United States and Guam.  Risks and uncertainties associated with this joint venture include, among others, the joint venture’s ability to operate the business successfully, the joint venture’s ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture and the strength of the joint venture’s relationships with its employees, suppliers and customers.

          For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2006, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2007	February 28, 2006

Assets
Current Assets:
Cash and cash investments	$33.5	$10.9
Accounts receivable, net	881.0	771.9
Inventories	1,948.1	1,704.4
Prepaid expenses and other	160.7	213.7
Total current assets	3,023.3	2,700.9
Property, plant and equipment, net	1,750.2	1,425.3
Goodwill	3,083.9	2,193.6
Intangible assets, net	1,135.4	883.9
Other assets, net	445.4	196.9
Total assets	$9,438.2	$7,400.6
Liabilities and Stockholders’ Equity
Current Liabilities:
Notes payable to banks	$153.3	$79.9
Current maturities of long-term debt	317.3	214.1
Accounts payable	376.1	312.8
Accrued excise taxes	73.7	76.7
Other accrued expenses and liabilities	670.7	614.6
Total current liabilities	1,591.1	1,298.1
Long-term debt, less current maturities	3,714.9	2,515.8
Deferred income taxes	474.1	371.2
Other liabilities	240.6	240.3
Total liabilities	6,020.7	4,425.4
Total stockholders’ equity	3,417.5	2,975.2
Total liabilities and stockholders’ equity	$9,438.2	$7,400.6

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended		Year Ended

	February 28, 2007	February 28, 2006	February 28, 2007	February 28, 2006

Sales	$1,422.5	$1,304.1	$6,401.8	$5,707.0
Excise taxes	(280.3)	(256.2)	(1,185.4)	(1,103.5)
Net sales	1,142.2	1,047.9	5,216.4	4,603.5
Cost of product sold	(796.9)	(761.5)	(3,692.5)	(3,278.9)
Gross profit	345.3	286.4	1,523.9	1,324.6
Selling, general and administrative expenses	(194.0)	(133.9)	(768.8)	(612.4)
Restructuring and related charges	(6.4)	(20.9)	(32.5)	(29.3)
Acquisition-related integration costs	(6.0)	(0.9)	(23.6)	(16.8)
Operating income	138.9	130.7	699.0	666.1
Equity in earnings (loss) of equity method investees	39.2	(4.9)	49.9	0.8
Gain on change in fair value of derivative instrument	—	—	55.1	—
Interest expense, net	(74.4)	(47.3)	(268.7)	(189.6)
Income before income taxes	103.7	78.5	535.3	477.3
Provision for income taxes	(33.5)	(20.3)	(203.4)	(152.0)
Net income	70.2	58.2	331.9	325.3
Dividends on preferred stock	—	(2.4)	(4.9)	(9.8)
Income available to common stockholders	$70.2	$55.8	$327.0	$315.5
Earnings Per Common Share:
Basic - Class A Common Stock	$0.30	$0.25	$1.44	$1.44
Basic - Class B Common Stock	$0.27	$0.23	$1.31	$1.31
Diluted - Class A Common Stock	$0.29	$0.24	$1.38	$1.36
Diluted - Class B Common Stock	$0.27	$0.22	$1.27	$1.25
Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	210.624	198.357	204.966	196.907
Basic - Class B Common Stock	23.828	23.867	23.840	23.904
Diluted - Class A Common Stock	239.566	239.568	239.772	238.707
Diluted - Class B Common Stock	23.828	23.867	23.840	23.904

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended

	February 28, 2007	February 28, 2006

Cash Flows From Operating Activities
Net income	$331.9	$325.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	131.7	119.9
Deferred tax provision	52.7	30.1
Loss on disposal of business	16.9	—
Stock-based compensation expense	16.5	7.5
Loss on disposal or impairment of long-lived assets, net	12.5	2.2
Non-cash portion of loss on extinguishment of debt	11.8	—
Amortization of intangible and other assets	7.6	8.2
Gain on change in fair value of derivative instrument	(55.1)	—
Equity in earnings of equity method investees	(49.9)	(0.8)
Proceeds from early termination of derivative instruments	—	48.8
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(6.3)	44.2
Inventories	(85.1)	(121.9)
Prepaid expenses and other current assets	44.3	7.2
Accounts payable	34.3	(1.2)
Accrued excise taxes	1.0	4.0
Other accrued expenses and liabilities	(157.2)	(35.1)
Other, net	5.6	(2.4)
Total adjustments	(18.7)	110.7
Net cash provided by operating activities	313.2	436.0
Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(1,093.7)	(45.9)
Purchases of property, plant and equipment	(192.0)	(132.5)
Payment of accrued earn-out amount	(3.6)	(3.1)
Proceeds from maturity of derivative instrument	55.1	—
Proceeds from sales of businesses	28.4	17.9
Proceeds from sales of assets	9.8	119.7
Proceeds from sales of equity method investment	—	35.9
Investment in equity method investee	—	(2.7)
Other investing activities	(1.1)	(4.9)
Net cash (used in) provided by investing activities	(1,197.1)	(15.6)
Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	3,705.4	9.6
Exercise of employee stock options	63.4	31.5
Net proceeds from notes payable	47.1	63.8
Excess tax benefits from stock-based payment awards	21.4	—
Proceeds from employee stock purchases	5.9	6.3
Principal payments of long-term debt	(2,786.9)	(527.6)
Purchases of treasury stock	(100.0)	—
Payment of financing costs of long-term debt	(23.8)	—
Payment of preferred stock dividends	(7.3)	(9.8)
Net cash provided by (used in) financing activities	925.2	(426.2)
Effect of exchange rate changes on cash and cash investments	(18.7)	(0.9)
Net increase in cash and cash equivalents	22.6	(6.7)
Cash and cash investments, beginning of period	10.9	17.6
Cash and cash investments, end of period	$33.5	$10.9

Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended

	February 28, 2007	February 28, 2006	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$706.1	$538.8	31%
Wholesale and other net sales	273.3	228.1	20%
Segment net sales	$979.4	$766.9	28%
Operating income	$155.6	$126.4	23%
% Net sales	15.9%	16.5%
Constellation Beers
Segment net sales	$90.1	$206.1	(56%)
Operating income	$8.9	$40.6	(78%)
% Net sales	9.9%	19.7%
Constellation Spirits
Segment net sales	$72.7	$74.9	(3%)
Operating income	$13.0	$15.0	(13%)
% Net sales	17.9%	20.0%
Crown Imports
Segment net sales	$368.8	$—	N/A
Operating income	$78.4	$—	N/A
% Net sales	21.3%	N/A
Consolidation and Eliminations
Segment net sales	$(368.8)	$—	N/A
Operating income	$(78.4)	$—	N/A
Equity in earnings of Crown Imports	$38.9	$—	N/A
Corporate Operations and Other
Consolidated net sales	$1,142.2	$1,047.9	9%
Operating income	$(16.1)	$(19.1)	(16%)
% Net sales	1.4%	1.8%

	Year Ended

	February 28, 2007	February 28, 2006	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$2,755.7	$2,263.4	22%
Wholesale and other net sales	1,087.7	972.0	12%
Segment net sales	$3,843.4	$3,235.4	19%
Operating income	$629.9	$530.5	19%
% Net sales	16.4%	16.4%
Constellation Beers
Segment net sales	$1,043.6	$1,043.5	0%
Operating income	$208.1	$219.1	(5%)
% Net sales	19.9%	21.0%
Constellation Spirits
Segment net sales	$329.4	$324.6	1%
Operating income	$65.5	$73.4	(11%)
% Net sales	19.9%	22.6%
Crown Imports
Segment net sales	$368.8	$—	N/A
Operating income	$78.4	$—	N/A
% Net sales	21.3%	N/A
Consolidation and Eliminations
Segment net sales	$(368.8)	$—	N/A
Operating income	$(78.4)	$—	N/A
Equity in earnings of Crown Imports	$38.9	$—	N/A
Corporate Operations and Other
Consolidated net sales	$5,216.4	$4,603.5	13%
Operating income	$(60.9)	$(63.0)	(3%)
% Net sales	1.2%	1.4%

Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Constant Currency Percent Change (3)

	Feb. 28 2007	Feb. 28 2006	Percent Change	Currency Impact

Geographic Net Sales (1)(2)
North America	$673.0	$671.2	—	—	—
Branded wine	$501.4	$382.7	31%	—	31%
Imported beers	$90.1	$206.1	(56%)	—	(56%)
Spirits	$72.7	$74.9	(3%)	—	(3%)
Wholesale and other	$8.8	$7.5	17%	—	17%
Europe	$385.8	$308.9	25%	13%	12%
Branded wine	$125.8	$91.4	38%	13%	25%
Wholesale and other	$260.0	$217.5	20%	13%	6%
Australia/New Zealand	$83.4	$67.8	23%	4%	19%
Branded wine	$78.9	$64.7	22%	4%	18%
Wholesale and other	$4.5	$3.1	45%	10%	35%

	Year Ended				Constant Currency Percent Change (3)

	Feb. 28 2007	Feb. 28 2006	Percent Change	Currency Impact

Geographic Net Sales (1)(2)
North America	$3,346.9	$2,912.4	15%	—	15%
Branded wine	$1,933.2	$1,516.6	27%	—	27%
Imported beers	$1,043.6	$1,043.5	—	—	—
Spirits	$329.4	$324.6	1%	—	1%
Wholesale and other	$40.7	$27.7	47%	—	47%
Europe	$1,518.8	$1,372.0	11%	5%	6%
Branded wine	$495.7	$445.3	11%	5%	6%
Wholesale and other	$1,023.1	$926.7	10%	5%	5%
Australia/New Zealand	$350.7	$319.1	10%	(1%)	11%
Branded wine	$326.8	$301.5	8%	(1%)	10%
Wholesale and other	$23.9	$17.6	36%	(1%)	37%

(1)	Refer to discussion under “Reconciliation of Reported, Organic and Constant Currency Net Sales” on following page for definition of constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the Company acquired Vincor on June 5, 2006, and formed its imported beer joint venture on January 2, 2007, organic net sales for the respective periods are defined by the Company as reported net sales less net sales of Vincor products or net sales of imported beers, as appropriate. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)

	Feb. 28 2007	Feb. 28 2006	Percent Change	Currency Impact

Consolidated Net Sales
Branded wine	$706.1	$538.8	31%	3%	28%
Wholesale and other	273.3	228.1	20%	13%	7%
Imported beers	90.1	206.1	(56%)	—	(56%)
Spirits	72.7	74.9	(3%)	—	(3%)
Consolidated reported net sales	1,142.2	1,047.9	9%	4%	5%
Less: Vincor (2)	(125.5)	—
Less: Imported beers (3)	—	(137.2)
Consolidated organic net sales	$1,016.7	$910.7	12%	5%	7%
Branded Business Net Sales (4)
Branded wine	$706.1	$538.8	31%	3%	28%
Imported beers	90.1	206.1	(56%)	—	(56%)
Spirits	72.7	74.9	(3%)	—	(3%)
Branded business reported net sales	868.9	819.8	6%	2%	4%
Less: Vincor (2)	(117.8)	—
Less: Imported beers (3)	—	(137.2)
Branded business organic net sales	$751.1	$682.6	10%	2%	8%
Branded Wine Net Sales
Branded wine reported net sales	$706.1	$538.8	31%	3%	28%
Less: Vincor (2)	(117.8)	—
Branded wine organic net sales	$588.3	$538.8	9%	3%	7%
Imported Beers Net Sales
Imported beers reported net sales	$90.1	$206.1	(56%)	—	(56%)
Less: Imported beers (3)	—	(137.2)
Imported beers organic net sales	$90.1	$68.9	31%	—	31%
Wholesale and Other Net Sales
Wholesale and other reported net sales	$273.3	$228.1	20%	13%	7%
Less: Vincor (2)	(7.7)	—
Wholesale and other organic net sales	$265.6	$228.1	16%	13%	4%

	Year Ended		Percent Change	Currency Impact	Constant Currency Percent Change (1)

	Feb. 28 2007	Feb. 28 2006

Consolidated Net Sales
Branded wine	$2,755.7	$2,263.4	22%	1%	21%
Wholesale and other	1,087.7	972.0	12%	5%	7%
Imported beers	1,043.6	1,043.5	—	—	—
Spirits	329.4	324.6	1%	—	1%
Consolidated reported net sales	5,216.4	4,603.5	13%	1%	12%
Less: Vincor (2)	(405.8)	—
Less: Imported beers (3)	—	(137.2)
Consolidated organic net sales	$4,810.6	$4,466.3	8%	1%	6%
Branded Business Net Sales (4)
Branded wine	$2,755.7	$2,263.4	22%	1%	21%
Imported beers	1,043.6	1,043.5	—	—	—
Spirits	329.4	324.6	1%	—	1%
Branded business reported net sales	4,128.7	3,631.5	14%	—	13%
Less: Vincor (2)	(379.9)	—
Less: Imported beers (3)	—	(137.2)
Branded business organic net sales	$3,748.8	$3,494.3	7%	1%	7%
Branded Wine Net Sales
Branded wine reported net sales	$2,755.7	$2,263.4	22%	1%	21%
Less: Vincor (2)	(379.9)	—
Branded wine organic net sales	$2,375.8	$2,263.4	5%	1%	4%
Imported Beers Net Sales
Imported beers reported net sales	$1,043.6	$1,043.5	—	—	—
Less: Imported beers (3)	—	(137.2)
Imported beers organic net sales	$1,043.6	$906.3	15%	—	15%
Wholesale and Other Net Sales
Wholesale and other reported net sales	$1,087.7	$972.0	12%	5%	7%
Less: Vincor (2)	(25.9)	—
Wholesale and other organic net sales	$1,061.8	$972.0	9%	5%	4%

(1)	May not sum due to rounding as each item is computed independently.

(2)

For the period December 1, 2006, through February 28, 2007, and June 5, 2006, through February 28, 2007, included in the three months ended February 28, 2007, and the year ended February 28, 2007, respectively.

(3)	For the period January 2, 2006, through February 28, 2006, included in both the three months ended February 28, 2006, and the year ended February 28, 2006.

(4)	Branded business net sales includes the branded wine, imported beers and spirits product categories and excludes the wholesale and other product category.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 28, 2007, and February 28, 2006.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  Please refer to the company’s Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2007

	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)

		Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment (1)	Other (2)

Net Sales	$1,142.2					$1,142.2
Cost of product sold	(796.9)	0.1	5.9	2.5		(788.4)
Gross Profit	345.3	0.1	5.9	2.5	—	353.8
Selling, general and administrative expenses	(194.0)			1.5	0.1	(192.4)
Restructuring and related charges	(6.4)			6.4		—
Acquisition-related integration costs	(6.0)			6.0		—
Operating Income	138.9	0.1	5.9	16.4	0.1	161.4
Equity in earnings (loss) of equity method investees	39.2		0.1			39.3
EBIT						200.7
Gain on change in fair value of derivative instrument	—					—
Interest expense, net	(74.4)					(74.4)
Income Before Income Taxes	103.7	0.1	6.0	16.4	0.1	126.3
Provision for income taxes	(33.5)	(0.1)	(2.1)	(5.7)	(0.1)	(41.5)
Net Income	$70.2	$—	$3.9	$10.7	$0.0	$84.8
Diluted Earnings Per Common Share(3)	$0.29	$—	$0.02	$0.04	$—	$0.35
Weighted Average Common Shares Outstanding - Diluted	239.566	239.566	239.566	239.566	239.566	239.566
Gross Margin	30.2%					31.0%
Operating Margin	12.2%					14.1%
EBIT Margin						17.6%
Effective Tax Rate	32.3%					32.9%

	Three Months Ended February 28, 2006

	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)

		Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment (1)	Other

Net Sales	$1,047.9					$1,047.9
Cost of product sold	(761.5)	2.8	1.3	6.2		(751.2)
Gross Profit	286.4	2.8	1.3	6.2	—	296.7
Selling, general and administrative expenses	(133.9)			0.1		(133.8)
Restructuring and related charges	(20.9)			20.9		—
Acquisition-related integration costs	(0.9)			0.9		—
Operating Income	130.7	2.8	1.3	28.1	—	162.9
Equity in earnings (loss) of equity method investees	(4.9)		4.9			—
EBIT						162.9
Gain on change in fair value of derivative instrument	—					—
Interest expense, net	(47.3)					(47.3)
Income Before Income Taxes	78.5	2.8	6.2	28.1	—	115.6
Provision for income taxes	(20.3)	(0.7)	(0.4)	(7.3)	—	(28.7)
Net Income	$58.2	$2.1	$5.8	$20.8	$—	$86.9
Diluted Earnings Per Common Share(3)	$0.24	$0.01	$0.02	$0.09	$—	$0.36
Weighted Average Common Shares Outstanding - Diluted	239.568	239.568	239.568	239.568	239.568	239.568
Gross Margin	27.3%					28.3%
Operating Margin	12.5%					15.5%
EBIT Margin						15.5%
Effective Tax Rate	25.9%					24.8%

	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

Net Sales	9%	9%
Cost of product sold	5%	5%
Gross Profit	21%	19%
Selling, general and administrative expenses	45%	44%
Restructuring and related charges	(69% )	N/A
Acquisition-related integration costs	567%	N/A
Operating Income	6%	(1% )
Equity in earnings (loss) of equity method investees	(900% )	N/A
EBIT	N/A	23%
Gain on change in fair value of derivative instrument	N/A	N/A
Interest expense, net	57%	57%
Income Before Income Taxes	32%	9%
Provision for income taxes	65%	45%
Net Income	21%	(2% )
Diluted Earnings Per Common Share(3)	21%	(3% )
Weighted Average Common Shares Outstanding - Diluted
Gross Margin
Operating Margin
EBIT Margin
Effective Tax Rate

(1)

For the three months ended February 28, 2007, strategic business realignment items include costs recognized by the company in connection with (i)  its plan to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the “Fiscal 2007 Wine Plan”) of $5.4 million, net of a tax benefit of $2.6 million, (ii)  the restructuring and integration of the operations of Vincor International Inc. (the “Vincor Plan”) of $4.7 million, net of a tax benefit of $2.7 million, (iii) its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the “Fiscal 2006 Plan”) of $0.5 million, net of a tax benefit of $0.3 million, and (iv)  its restructuring and integration of the operations of the Robert Mondavi Corporation (the “Robert Mondavi Plan”) of $0.1 million, net of a tax benefit of $0.1 million. For the three months ended February 28, 2006, strategic business realignment items include costs recognized by the company primarily in connection with the Fiscal 2006 Plan.

(2)	For the three months ended February 28, 2007, other consists of the write-off of deferred financing fees in connection with the company’s amendment of its senior credit facility.

(3)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Year Ended February 28, 2007

	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)

		Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment (1)	Other (2)

Net Sales	$5,216.4					$5,216.4
Cost of product sold	(3,692.5)	3.1	30.2	7.2		(3,652.0)
Gross Profit	1,523.9	3.1	30.2	7.2	—	1,564.4
Selling, general and administrative expenses	(768.8)			29.7	17.3	(721.8)
Restructuring and related charges	(32.5)			32.5		—
Acquisition-related integration costs	(23.6)			23.6		—
Operating Income	699.0	3.1	30.2	93.0	17.3	842.6
Equity in earnings (loss) of equity method investees	49.9		2.8			52.7
EBIT						895.3
Gain on change in fair value of derivative instrument	55.1				(55.1)	—
Interest expense, net	(268.7)					(268.7)
Income Before Income Taxes	535.3	3.1	33.0	93.0	(37.8)	626.6
Provision for income taxes	(203.4)	(1.1)	(11.8)	(20.5)	13.5	(223.3)
Net Income	$331.9	$2.0	$21.2	$72.5	$(24.3)	$403.3
Diluted Earnings Per Common Share(3)	$1.38	$0.01	$0.09	$0.30	$(0.10)	$1.68
Weighted Average Common Shares Outstanding - Diluted	239.772	239.772	239.772	239.772	239.772	239.772
Gross Margin	29.2%					30.0%
Operating Margin	13.4%					16.2%
EBIT Margin						17.2%
Effective Tax Rate	38.0%					35.6%

	Year Ended February 28, 2006

		Items Affecting Comparability

	Reported Basis (GAAP)	Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment (1)	Other (2)	Comparable Basis (Non-GAAP)

Net Sales	$4,603.5					$4,603.5
Cost of product sold	(3,278.9)	23.0	7.9	13.4		(3,234.6)
Gross Profit	1,324.6	23.0	7.9	13.4	—	1,368.9
Selling, general and administrative expenses	(612.4)			0.1	3.4	(608.9)
Restructuring and related charges	(29.3)			29.3		—
Acquisition-related integration costs	(16.8)			16.8		—
Operating Income	666.1	23.0	7.9	59.6	3.4	760.0
Equity in earnings (loss) of equity method investees	0.8		9.7			10.5
EBIT						770.5
Gain on change in fair value of derivative instrument	—					—
Interest expense, net	(189.6)					(189.6)
Income Before Income Taxes	477.3	23.0	17.6	59.6	3.4	580.9
Provision for income taxes	(152.0)	(8.4)	(4.1)	(19.2)	(17.4)	(201.1)
Net Income	$325.3	$14.6	$13.5	$40.4	$(14.0)	$379.8
Diluted Earnings Per Common Share(3)	$1.36	$0.06	$0.06	$0.17	$(0.06)	$1.59
Weighted Average Common Shares Outstanding - Diluted	238.707	238.707	238.707	238.707	238.707	238.707
Gross Margin	28.8%					29.7%
Operating Margin	14.5%					16.5%
EBIT Margin						16.7%
Effective Tax Rate	31.8%					34.6%

	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

Net Sales	13%	13%
Cost of product sold	13%	13%
Gross Profit	15%	14%
Selling, general and administrative expenses	26%	19%
Restructuring and related charges	11%	N/A
Acquisition-related integration costs	40%	N/A
Operating Income	5%	11%
Equity in earnings (loss) of equity method investees	6,138%	402%
EBIT	N/A	16%
Gain on change in fair value of derivative instrument	N/A	N/A
Interest expense, net	42%	42%
Income Before Income Taxes	12%	8%
Provision for income taxes	34%	11%
Net Income	2%	6%
Diluted Earnings Per Common Share(3)	1%	6%
Weighted Average Common Shares Outstanding - Diluted
Gross Margin
Operating Margin
EBIT Margin
Effective Tax Rate

(1)

For the year ended February 28, 2007, strategic business realignment items consist primarily of costs recognized by the company in connection with (i)  the Fiscal 2007 Wine Plan of $31.8 million, net of a tax benefit of $10.4 million, (ii) the Vincor Plan of $16.3 million, net of a tax benefit of $9.4 million, (iii)  the Fiscal 2006 Plan of $6.7 million, net of a tax benefit of $3.8 million, (iv) the Robert Mondavi Plan of $0.7 million, net of a tax benefit of $0.4 million, (v)  its further realignment of business operations and its decision to exit the commodity concentrate product line in the U.S., both announced during fiscal 2004 (the “Fiscal 2004 Plan”) of $0.1 million, net of a tax benefit of $0.0 million, and (vi) the loss on the sale of the company’s branded bottled water business of $16.9 million, including $3.5 million additional tax expense.  For the year ended February 28, 2006, strategic business realignment items include costs recognized by the company primarily in connection with the Robert Mondavi Plan and the Fiscal 2006 Plan.

(2)

For the year ended February 28, 2007, other includes (i) a gain of $35.1 million, net of tax expense of $20.0 million, on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, (ii)  the write-off of deferred financing fees of $7.4 million, net of a tax benefit of $4.5 million, in connection with the company’s repayment of its prior senior credit facility and amendment of its senior credit facility, and (iii) foreign currency losses of $3.4 million, net of a tax benefit of $2.0 million, on foreign denominated intercompany loan balances associated with the acquisition of Vincor International Inc. (“Vincor”).  For the year ended February 28, 2006, other consists of (i)  costs associated with professional service fees incurred for due diligence in connection with the company’s evaluation of a potential offer for Allied Domecq of $2.2 million, net of a tax benefit of $1.2 million, and (ii)  a non-cash reduction in the company’s provision for income taxes of $16.2 million as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations.

(3)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
 (in millions, except per share data)

	Range for the Year Ending February 29, 2008

Diluted Earnings Per Share Guidance
Forecasted diluted earnings per share - reported basis (GAAP)	$1.21	$1.31
Inventory step-up	0.03	0.03
Strategic business realignment(1)	0.06	0.06
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(3)	$1.30	$1.40

Actual for the Year Ended February 28, 2007

Diluted earnings per share - reported basis (GAAP)	$1.38
Mondavi Adverse Grape Cost	0.01
Inventory step-up	0.09
Strategic business realignment(1)	0.30
Other(2)	(0.10)
Diluted earnings per share - comparable basis (Non-GAAP)(3)	$1.68

(1)

Includes $0.03, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2008, associated with the company’s Vincor Plan, Fiscal 2007 Wine Plan and Fiscal 2006 Plan, respectively. Includes $0.13, $0.07 and $0.03 diluted earnings per share for the year ending February 28, 2007, associated with the company’s Fiscal 2007 Wine Plan, Vincor Plan and Fiscal 2006 Plan, respectively, and $0.07 diluted earnings per share associated with the loss on the sale of the company’s branded bottled water business for the year ending February 28, 2007.(3)

(2)

Includes ($0.15), $0.03 and $0.01 diluted earnings per share for the year ending February 28, 2007, associated with the gain on the mark- to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, the write-off of deferred financing fees in connection with the company’s repayment of its prior senior credit facility, and foreign currency losses on foreign denominated intercompany loan balances associated with the acquisition of Vincor, respectively.(3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2008

Net cash provided by operating activities (GAAP)	$335.0	$355.0
Purchases of property, plant and equipment	(165.0)	(165.0)
Free cash flow (Non-GAAP)	$170.0	$190.0

Actual for the Year Ended February 28, 2007

Net cash provided by operating activities (GAAP)	$313.2
Purchases of property, plant and equipment	(192.0)
Excess tax benefits from stock-based payment awards	21.4
Free cash flow (Non-GAAP)	$142.6

SOURCE  Constellation Brands, Inc.
          -0-                              04/05/2007
          /CONTACT:  Media, Mike Martin, +1-585-218-3669, or Investor Relations, Bob Czudak, +1-585-218-3668, both of Constellation Brands, Inc./
          /First Call Analyst: /
          /FCMN Contact: mike.martin@cbrands.com /
          /Web site:  http://www.cbrands.com/